UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2019

Catasys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230 Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CATS	The NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2019, Catasys, Inc. (the “Company”) announced that Mr. Curtis Medeiros had been appointed to serve as the President and Chief Operating Officer of the Company, replacing Mr. Richard Anderson.

Prior to joining the Company, Mr. Medeiros was the President at OPTUM Analytics overseeing a group that served the analytical needs of external payers, providers and life sciences companies since July 2019. Mr. Medeiros was the President of OPTUM Life Sciences at UnitedHealth Group from 2014 to April 2016, where he focused on creating novel collaboration opportunities that addressed health system challenges. From June 2014 to April 2016, Mr. Medeiros was the Chief Operating Officer and Senior Vice President at OPTUM Life Sciences where he led the OPTUM Life Sciences business, which drives client value by providing best in class real-world data, analytics, consulting and collaborations aimed at improving the health care system for all stakeholders. Prior to joining OPTUM in June 2010, Mr. Medeiros served as a Senior Director at Merck Research Laboratories from January 2009 to May 2010. Mr. Medeiros holds a bachelor’s degree in Chemical Engineering from MIT and an MBA from Harvard Business School.

The Company has entered into an Employment Agreement with Mr. Medeiros, which sets forth Mr. Medeiros’ duties as the President and Chief Operating Officer of the Company and the terms of his compensation. The agreement is for a term of three (3) years commencing on December 2, 2019 (the “Commencement Date”), with an option to renew for another three (3) years. As compensation for Mr. Medeiros’ services, he shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to ($425,000) annually in equal bi-weekly installments, less applicable taxes;

(b) Stock options to purchase up to 300,000 shares of Company's common stock with a per share exercise price equal to the closing price of a share on the date the option is granted and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over three years from date of its grant with one-third (1/3) of the option vesting one year from the Commencement Date, and the remainder of the Option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement; and

(c) Common Stock grant valued at $400,000, using a price per share equal to the closing price of the Company’s common stock on the Commencement Date, subject to the approval of the Board of Directors and the terms of the applicable stock grant agreement.

Mr. Medeiros has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Medeiros had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Mr. Medeiros is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, a copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)     Exhibits.

No.	Description
10.1	Employment Agreement dated November 15, 2019 by and between the Company and Curtis Medeiros.
99.1	Press Release dated December 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: December 6, 2019	By:	/s/ Christopher Shirley
Christopher Shirley
Chief Financial Officer